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                                                                    EXHIBIT 10.6

                              NVIDIA Corporation
                  1998 Employee Stock Purchase Plan Offering

                           ADOPTED FEBRUARY 17, 1998

1.  GRANT; OFFERING DATE.

     (A) The Board of Directors of NVIDIA Corporation, a Delaware corporation (the "Company"), pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin on the effective date of the initial public offering of the Company's Common Stock and end on July 31, 1999 (the "Initial Offering"). The Initial Offering will be divided into two (2) shorter Purchase Periods of approximately six (6) months in duration, with the initial Purchase Period ending on January 31, 1999 and the second Purchase Period ending on July 31, 1999.

     (B) Thereafter, commencing on August 1, 1999 an Offering shall be one (1) year in length, shall begin on each August 1 and shall be divided into two (2) shorter Purchase Periods of approximately six (6) months in duration. The first day of an Offering is that Offering's "Offering Date." January 31 and July 31 shall be that Offering's "Purchase Dates."

     (C) If an Offering Date does not fall on a day during which the Company's Common Stock is actively traded, then the Offering Date shall be the next subsequent day during which the Company's Common Stock is actively traded.

     (D) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.  ELIGIBLE EMPLOYEES.

     All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States, shall be granted rights to purchase Common Stock under each Offering on the Offering Date (an "Eligible Employee"). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than 20 hours per week or five months per calendar year or (ii) 5% shareholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

3.  RIGHTS.

     (A) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to ten percent (10%) of such Eligible Employee's Earnings paid

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during such Offering after the Eligible Employee first commences participation;
provided, however, that no employee may purchase Common Stock on a particular Purchase Date that would result in more than ten percent (10%) of such employee's Earnings in the period from the Offering Date to such Purchase Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For this Offering, "Earnings" means the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company), overtime pay, commissions, bonuses, and other remuneration paid directly to the employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation.

     (B) Subject to the limitations contained herein and in the Plan, each employee who was not eligible on the Offering Date but who first becomes an Eligible Employee during the Offering shall, on the next February 1 during that Offering, be granted the right to purchase the number of shares of Common Stock purchasable with up to ten percent (10%) of such employee's Earnings paid during his or her participation in such Offering, which right shall be deemed to be a part of the Offering. Such right shall have the same characteristics as any rights originally granted under the Offering, except that (i) the date on which such a right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and (ii) the Offering for such right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

     (C) Notwithstanding the foregoing, the maximum number of shares of Common Stock an Eligible Employee may purchase on any Purchase Date in an Offering shall be such number of shares as has a fair market value (determined as of the Offering Date for such Offering) equal to (x) $25,000 multiplied by the number of calendar years in which the right under such Offering has been outstanding at any time, minus (y) the fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the right is outstanding. The amount in clause (y) of the previous sentence shall be determined in accordance with regulations applicable under Section 423(b)(8) of the Code based on (i) the number of shares previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, or pursuant to any other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Code, and (ii) the number of shares subject to other rights outstanding on the Offering Date for such Offering pursuant to the Plan or any other such Company plan.

     (D) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of

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shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.  PURCHASE PRICE.

     The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest whole cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Offering commences shall be the price per share at which shares of Common Stock are first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to that offering.

5.   PARTICIPATION.

     (A) An Eligible Employee may elect to participate in an Offering only at the beginning of the Offering, or such later date specified in subparagraph 3(b). An Eligible Employee shall become a participant in an Offering by delivering an agreement authorizing payroll deductions. Such deductions must be in whole percentages, with a minimum percentage of one percent (1%) and a maximum percentage of ten percent (10%) of earnings. A participant may not make additional payments into his or her account. The agreement shall be made on such enrollment form as the Company or a designated Affiliate provides, and must be delivered to the Company or designated Affiliate at least ten (10) days before the Offering Date, or before such later date specified in subparagraph 3(b), to be effective, unless a later time for filing the enrollment form is set by the Board for all Eligible Employees with respect to a given Offering Date. For the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering may be after the Offering Date, as determined by the Company and communicated to such Eligible Employees. (If the agreement authorizing payroll deductions is required to be delivered to the Company or designated Affiliate a specified number of days before the Offering Date to be effective, then an employee who becomes eligible during the required delivery period shall not be considered to be an Eligible Employee at the beginning of the Offering but may elect to participate during the Offering as provided in subparagraph 3(b).)

     (B) A participant may reduce (including to zero) his or her participation level once (and only once) during a Purchase Period, effective as soon as administratively practicable. Any such change in participation shall be made by delivering a notice to the Company or a designated Affiliate in such form and at such time as the Company provides. In addition, a participant may increase or decrease his or her deductions prior to the beginning of a new Purchase Period or Offering to be effective at the beginning of such new Purchase Period or Offering. Except as otherwise specifically provided herein, a participant may not increase or decrease his or her participation level during the course of an Offering.

     (C) A participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding only each ten (10) day period immediately

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preceding a Purchase Date by delivering a withdrawal notice to the Company in such form as the Company provides. A participant who has withdrawn from an Offering shall not again participate in such Offering but may participate in subsequent Offerings under the Plan by submitting a new participation agreement in accordance with the terms thereof.

6.  PURCHASES.

     Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering.

7.  NOTICES AND AGREEMENTS.

     Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five
(5) days after deposit in the United States mail, postage prepaid.

8.   EXERCISE CONTINGENT ON SHAREHOLDER APPROVAL.

     The rights granted under an Offering are subject to the approval of the Plan by the shareholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code.

9.   OFFERING SUBJECT TO PLAN.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

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